Exhibit 1.03

FIRST FINANCIAL HOLDINGS, INC.
2007 EQUITY INCENTIVE PLAN

NON-QUALIFIED STOCK OPTION AGREEMENT

FIRST FINANCIAL HOLDINGS, INC.
2007 EQUITY INCENTIVE PLAN

NON-QUALIFIED STOCK OPTION AGREEMENT

          This Option is granted on _____________ (the "Grant Date"), by First Financial Holdings, Inc. (the "Corporation"), to ____________ (the "Optionee"), in accordance with the following terms and conditions:

          1.  Option Grant and Exercise Period. The Corporation hereby grants to the Optionee a Non-Qualified Stock Option ("Option") to purchase, pursuant to the First Financial Holdings, Inc. 2007 Equity Incentive Plan, as the same may be amended from time to time (the "Plan"), and upon the terms and conditions therein and hereinafter set forth, an aggregate of ________ shares (the "Option Shares") of the common stock of the Corporation ("Common Stock") at the price of $_____ per share (the "Exercise Price"). A copy of the Plan, as currently in effect, is incorporated herein by reference and is attached to this Award Agreement.

          This Option shall be exercisable only during the period (the "Exercise Period") commencing on the dates set forth in Section 2 below, and ending at 5:00 p.m., Charleston, South Carolina time, on the date five years after the Grant Date, such later time and date being hereinafter referred to as the "Expiration Date," subject to earlier expiration in accordance with Section 5 in the event of a termination of Service.

          2.  Method of Exercise of This Option. This Option may be exercised during the Exercise Period, with respect to not more than the cumulative number of Option Shares set forth below on or after the dates indicated, by giving written notice to the Corporation as hereinafter provided specifying the number of Option Shares to be purchased. The number of Option Shares that are exercisable on a particular date pursuant to this Section 2 shall not be accelerated by the Committee (as defined in the Plan) except, to the extent provided in this Award Agreement, in the event of the death or disability of the Optionee, or in connection with a change in control.

Number of Option Shares that Become Exercisable	Cumulative Number of Option Shares that have Become Exercisable	Date

Total

The notice of exercise of this Option shall be in the form prescribed by the Committee referred to in Article IV of the Plan and directed to the address set forth in Section 11 below. The date of

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exercise is the date on which such notice is received by the Corporation. Such notice shall be accompanied by payment in full of the Exercise Price for the Option Shares to be purchased upon such exercise. Payment shall be made (i) in cash, which may be in the form of a check, money order, cashier's check or certified check, payable to the Corporation, or (ii) by delivering shares of Common Stock already owned by the Optionee having a Fair Market Value equal to the Exercise Price, or (iii) a combination of cash and such shares. Promptly after such payment, subject to Section 3 below, the Corporation shall issue and deliver to the Optionee or other person exercising this Option a certificate or certificates representing the shares of Common Stock so purchased, registered in the name of the Optionee (or such other person), or, upon request, in the name of the Optionee (or such other person) and in the name of another in such form of joint ownership as requested by the Optionee (or such other person) pursuant to applicable state law.

          3.  Delivery and Registration of Shares of Common Stock. The Corporation's obligation to deliver shares of Common Stock hereunder shall, if the Committee so requests, be conditioned upon the Optionee's compliance with the terms and provisions of Articles V of the Plan.

          4.  Nontransferability of This Option. This Option may not be assigned, encumbered, transferred, pledged or hypothecated except, (i) in the event of the death of the Optionee, by will or the applicable laws of descent and distribution, or (ii) pursuant to a Qualified Domestic Relations Order, or (iii) in a gift to any Family Member. During the lifetime of the Optionee, this Option shall be exercisable only by the Optionee or a person acting with the legal authority of the Optionee unless it has been transferred as permitted hereby, in which case it shall be exercisable only by such transferee. The provisions of this Option shall be binding upon, inure to the benefit of and be enforceable by the parties hereto, the successors and assigns of the Corporation and any person acting with the legal authority of the Optionee or to whom this Option is transferred in accordance with this Section 4.

          5.  Termination of Service or Death of the Optionee. Except as provided in this Section 5 and Section 8 below, and notwithstanding any other provision of this Option to the contrary, this Option shall be exercisable only if the Optionee has not incurred a termination of Service at the time of such exercise.

          If the Optionee incurs a termination of Service for any reason excluding death and Termination for Cause, the Optionee may, but only within the period of one year immediately succeeding such termination of Service and in no event after the Expiration Date, exercise this Option to the extent the Optionee was entitled to exercise this Option on the date of termination of Service. If the Optionee incurs a Termination for Cause, all rights under this Option shall expire immediately upon the giving to the Optionee of notice of his termination, except as provided in Section 8 below.

          In the event the Optionee terminates employment (whether by resignation or dismissal) in connection with or in circumstances involving a violation of the First Financial Holdings, Inc. Code of Conduct or a violation of the provisions of the Employee Manual relating to Good Conduct, Resignations and Disciplinary Guidelines, the Board of Directors (the "Board") may, in its sole

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discretion, rescind the exercisable stock options under this Agreement, effective as of the date of the Optionee's termination of employment. In the event of the Optionee's Termination for Cause (as defined in the Plan), stock options under this Agreement will be forfeited as of the date of termination of employment.

          In the event that, following voluntary termination of employment, the Optionee engages in "detrimental activity" (as defined below), the Board may, in its sole discretion, rescind exercisable stock options under this Agreement at any time prior to the actual delivery of shares pursuant to the exercise of such options. For purposes of this Agreement, "detrimental activity" means activity that is detrimental to the interests of the Corporation and its subsidiaries, including situations where the Optionee (i) divulges trade secrets or other confidential business information of the Corporation or its subsidiaries, (ii) enters into employment with a competitor of the Corporation or its subsidiaries in any location in which the Corporation or its subsidiaries maintains an office or, as of the date of the Optionee's termination of employment, had applied to an appropriate regulatory authority to establish an office, or (iii) uses information obtained during the course of the Optionee's employment with the Corporation or its subsidiaries for personal purposes, such as for the solicitation of business.

          In the event of the death of the Optionee prior to the Optionee's termination of Service or during the one year period referred to in the immediately preceding paragraph, the person or persons to whom the Option has been transferred pursuant to Section 4 may, but only to the extent the Optionee was entitled to exercise this Option on the date of the Optionee's death, exercise this Option at any time within one year following the death of the Optionee, but in no event after the Expiration Date. Following the death of the Optionee, the Committee may, in its sole discretion, as an alternative means of settlement of this Option, elect to pay to the person to whom this Option is transferred pursuant to Section 4 the amount by which the Fair Market Value per share of Common Stock on the date of exercise of this Option shall exceed the Exercise Price per Option Share, multiplied by the number of Option Shares with respect to which this Option is properly exercised. Any such settlement of this Option shall be considered an exercise of this Option for all purposes of this Option and of the Plan.

          6.  Adjustments for Changes in Capitalization of the Corporation. In the event of any change in the outstanding shares of Common Stock by reason of any recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, exchange of shares or other securities, stock dividend or other special and nonrecurring dividend or distribution (whether in the form of cash, securities or other property), liquidation, dissolution, or any other change in the corporate structure of the Corporation or in the shares of Common Stock, the number and class of shares covered by this Option and the Exercise Price shall be appropriately adjusted by the Committee, whose determination shall be conclusive.

          7.  Effect of Merger or Other Reorganization. In the event of any merger, consolidation or combination of the Corporation with or into another corporation (other than a merger, consolidation or combination in which the Corporation is the continuing corporation and which does not result in the outstanding shares of Common Stock being converted into or exchanged for different securities,

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cash or other property, or any combination thereof), the Optionee shall have the right (subject to the provisions of the Plan and the limitations contained herein), thereafter and during the Exercise Period, to receive upon exercise of this Option an amount equal to the excess of the Fair Market Value on the date of such exercise of the securities, cash or other property, or combination thereof, receivable upon such merger, consolidation or combination in respect of a share of Common Stock over the Exercise Price, multiplied by the number of Option Shares with respect to which this Option shall have been exercised. Such amount may be payable fully in cash, fully in one or more of the kind or kinds of property payable in such merger, consolidation or combination, or partly in cash and partly in one or more of such kind or kinds of property, all in the discretion of the Committee.

          8.  Effect of Change in Control.  If a tender offer or exchange offer for shares of the Corporation (other than such an offer by the Corporation) is commenced, or if a Change in Control shall occur, and the Optionee thereafter incurs a termination of Service for any reason whatsoever, this Option shall (to the extent it is not then exercisable) become exercisable in full upon the happening of such events; provided, however, that this Option shall not become exercisable to the extent that it has previously been exercised or otherwise terminated.

          9.  Stockholder Rights Not Granted by This Option. The Optionee is not entitled by virtue hereof to any rights of a stockholder of the Corporation or to notice of meetings of stockholders or to notice of any other proceedings of the Corporation.

          10.  Withholding Tax. Where the Optionee or another person is entitled to receive Option Shares pursuant to the exercise of this Option, the Corporation shall have the right to require the Optionee or such other person to pay to the Corporation the amount of any taxes which the Corporation or any of its Affiliates is required to withhold with respect to such Option Shares, or in lieu thereof, to retain, or sell without notice, a sufficient number of such shares to cover the amount required to be withheld, or, in lieu of any of the foregoing, to withhold a sufficient sum from the Optionee's compensation payable by the Corporation to satisfy the Corporation's minimum tax withholding requirements.

          11.  Notices. All notices hereunder to the Corporation shall be delivered or mailed to it addressed to the Secretary of First Financial Holdings, Inc., 2440 Mall Drive, Suite 100, North Charleston, South Carolina 29416. Any notices hereunder to the Optionee shall be delivered personally or mailed to the Optionee's address noted below. Such addresses for the service of notices may be changed at any time provided written notice of the change is furnished in advance to the Corporation or to the Optionee, as the case may be.

          12.  Plan and Plan Interpretations as Controlling. This Option and the terms and conditions herein set forth are subject in all respects to the terms and conditions of the Plan, which are controlling. Capitalized terms used herein which are not defined in this Award Agreement shall have the meaning ascribed to such terms in the Plan. All determinations and interpretations made in the discretion of the Committee shall be final and conclusive upon the Optionee or his legal representatives with regard to any question arising hereunder or under the Plan.

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          13.  Optionee Service. Nothing in this Option shall limit the right of the Corporation or any of its Affiliates to terminate the Optionee's service as a director, officer or employee, or otherwise impose upon the Corporation or any of its Affiliates any obligation to employ or accept the services of the Optionee.

          14.  Amendment. The Committee may waive any conditions of or rights of the Corporation or modify or amend the terms of this Award Agreement; provided, however, that the Committee may not amend, alter, suspend, discontinue or terminate any provision hereof which may adversely affect the Optionee without the Optionee's (or his legal representative's) written consent.

          15.  Optionee Acceptance. The Optionee shall signify his acceptance of the terms and conditions of this Option by signing in the space provided below and returning a signed copy hereof to the Corporation at the address set forth in Section 11 above.

          IN WITNESS WHEREOF, the parties hereto have caused this Award Agreement to be executed as of the date first above written.

FIRST FINANCIAL HOLDINGS, INC.

By:

Paula Harper Bethea, Chairman
Compensation/Benefits Committee of the
Board of Directors

ACCEPTED:

(Signature)

(Street Address)

(City, State and Zip Code)

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